Exhibit 99.1

For Further Information, Contact:

Investor Relations:	Corporate Communications:
Todd Friedman or Stacie Bosinoff	Jaia Zimmerman
The Blueshirt Group	RightNow Technologies
415.217.7722	650.653.4441 Office
todd@blueshirtgroup.com	650.464.8462 Cell
stacie@blueshirtgroup.com	jzimmerman@rightnow.com

RightNow Stockholders Approve Merger with Oracle

BOZEMAN, Mont. – December 22, 2011 – RightNow Technologies, Inc. (NASDAQ: RNOW) (“RightNow”) today announced that at the Company’s Special Meeting of Stockholders held today, stockholders voted overwhelmingly to approve the proposed merger with an indirect wholly owned subsidiary of Oracle Corporation (NASDAQ: ORCL) (“Oracle”).

Approximately 99.8% of the shares voting at today’s Special Meeting of Stockholders voted in favor of the approval and adoption of the merger agreement, which represented approximately 87.0% percent of RightNow’s total outstanding shares of common stock as of the November 8, 2011 record date for the Special Meeting.

Greg Gianforte, founder and CEO of RightNow, said, “We are pleased by the strong support we have received from our stockholders, with approximately 87.0% of the shares voting in support of the transaction. We look forward to working with Oracle to realize the significant value this combination will bring to our stockholders and all the new opportunities it will provide our dedicated employees, customers, and partners.”

As previously announced on October 24, 2011, RightNow and Oracle entered into a definitive agreement for Oracle to acquire RightNow for $43.00 per share in cash, or a total of approximately $1.5 billion net of RightNow’s cash and debt. Completion of the proposed merger remains subject to regulatory approval and the satisfaction or waiver of the other closing conditions specified in the merger agreement.

About RightNow Technologies

RightNow is helping rid the world of bad experiences one consumer interaction at a time, eight million times a day. RightNow CX, the customer experience suite, helps organizations deliver exceptional customer experiences across the web, social networks and contact centers, all delivered via the cloud. With more than ten billion customer interactions delivered, RightNow is the customer experience fabric for nearly 2,000 organizations around the globe. To learn more about RightNow, go to www.rightnow.com.

RightNow is a registered trademark of RightNow Technologies, Inc. NASDAQ is a registered trademark of The NASDAQ Stock Market LLC.

Safe Harbor for Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of the parties to consummate the proposed Merger; satisfaction of closing conditions, including regulatory approval, to the consummation of the proposed Merger; the impact of the announcement or the closing of the Merger on RightNow’s relationships with its employees, existing customers or potential future customers; the ability of Oracle to successfully integrate RightNow’s operations and employees; the ability to realize anticipated synergies and costs savings of the proposed Merger; and such other risks detailed in RightNow’s Quarterly Report on Form 10-Q filed with the SEC on November 4, 2011, which contains and identifies important factors that could cause actual results to differ materially from those contained in the forward-looking statements. Forward-looking statements contained in this press release speak only as of the date hereof. RightNow assumes no obligation to update any forward-looking statement contained in this press release.